UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 16, 2010

NIVS IntelliMedia Technology Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52933	20-8057809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516006

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	86-752-3125862

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2010, pursuant to the Company’s 2009 Omnibus Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of NIVS IntelliMedia Technology Group, Inc. (the “Company”) granted stock options to purchase an aggregate of 2.3 million shares of the Company’s common stock to certain of the Company’s senior management.   Mr. Kwok Fu (Jason) Wong, the Vice President of Investor Relations, and Mr. Dongquan Zhang, the Chief Technology Officer, were each granted options to purchase up to 1 million shares of common stock.  Mr. Zhigang Hu, the Vice President of Sales and Marketing, was granted options to purchase up to 300,000 shares of common stock.  The grants were made in light of each grantee’s contributions to the Company during 2009 and 2010, in addition as an incentive to encourage continued contributions to the Company going forward. The options have a per share exercise price of $2.15 and expire on August 16, 2020.  One-half of the options are immediately exercisable and one-fourth shall vest on each of the first and second anniversaries of the date of grant.   The Committee also approved an additional grant to be made to Mr. Wong as of January 1, 2011 options to purchase an additional 500,000 shares of common stock with a per share exercise price equal to the closing trade price of the Company’s common stock on January 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIVS IntelliMedia Technology Group, Inc.

Dated: August 19, 2010	By:	/s/ Tianfu Li
	Name:	Tianfu Li
	Title:	Chief Executive Officer